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                                                                    EXHIBIT 15.1


          AWARENESS LETTER - UNAUDITED INTERIM FINANCIAL INFORMATION


Cross Timbers Oil Company
Fort Worth, Texas

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Cross Timbers Oil Company ("Company") for the period ended March 31, 1999, as indicated in our report dated May 10, 1999. Because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, is being used in this Registration Statement.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



ARTHUR ANDERSEN LLP
Fort Worth, Texas
June 29, 1999